Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Second Quarter 2020 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—July 20, 2020--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2020.

Highlights

•	Reported net loss attributable to ACC of $13.3 million or $0.10 per fully diluted share, versus net income of $10.4 million or $0.07 per fully diluted share in the second quarter 2019.

•	Reported FFOM of $50.9 million or $0.37 per fully diluted share versus $77.4 million or $0.56 per fully diluted share in the second quarter prior year.

•
Continued to implement the company’s COVID-19 crisis response plan consistent with the eight principle objectives discussed on its first quarter earnings call, which are reiterated below in the COVID-19 update.

•
Through its COVID-19 Resident Hardship Program, the company provided $8.6 million in direct financial relief to its residents suffering financial hardship and an additional $15.1 million in rent relief to students through its university partnerships. In addition to this $23.7 million of financial assistance, the company waived all late fees, online payment fees and did not pursue any financial related evictions.

•	At the company’s off-campus communities and on-campus 12-month ACE® apartment communities, on average 93.7 percent of residents made their rent payments during the quarter.

•
Same store net operating income ("NOI") decreased by 20.9 percent versus the second quarter 2019. Revenues decreased 14.2 percent and operating expenses decreased 5.7 percent as compared to the prior year quarter. Same store revenue was impacted by approximately $30.6 million of rent relief, lost revenues from summer camps and conferences, increased uncollectible accounts, waived fees and other COVID related items.

•
As of July 19 The Chronicle of Higher Education reported that 63 of the 68 universities served by the company’s communities are planning for a return to in-person classes or a hybrid in-person model for Fall 2020, while only five are planning for primarily online classes.

•
Delivered the first phase of the Disney College Program project on schedule and within budget. Due to the COVID-19 related temporary suspension of the Disney College Program, initial occupancy is expected upon reinstatement of the program.

•	Issued $400.0 million of 10-year senior unsecured notes at a yield of 3.974 percent, with the proceeds used to repay borrowings under the company’s revolving credit facility.

•
Launched “Be safe. Be smart. Do your part.TM” program, which includes a comprehensive review of cleaning products and procedures by a third-party hygiene and disinfectant specialist, that integrates enhanced cleaning standards, resident responsibility education and touchless preventative measures in the company’s college communities across the country.

•	Published an Environmental, Social, Governance (ESG) report outlining the company’s year-in-review of successful activities and its continued commitment to healthy, sustainable environments conducive to academic achievement.

“Throughout this pandemic, we have strived to ‘Do the right thing’ by our stakeholders and continued to follow the eight principle objectives we laid out at the beginning of this crisis,” said Bill Bayless, American Campus Communities CEO. “We are pleased with our progress in relation to all of these guiding principles. As we expected and communicated on the last earnings call, this quarter was significantly impacted by the short term financial impacts of the COVID pandemic, largely driven by our commitment to responsibly manage our business with compassion towards those residents and families who need financial assistance during these challenging times, with nearly $24 million in financial relief given during the quarter. While we anticipate that we will continue to have short term financial impacts, over the longer term we are pleased with the progress that we have made in our efforts associated with the Fall 2020 lease-up and our outreach to assist universities in their plans to return to some level of in-person curriculum delivery this fall. Although we don’t expect a full return to normalcy in Fall 2020, universities are focused on the policies and procedures necessary to promote a safe environment in the delivery of their academic curriculum this fall, and our leasing trends and consumer sentiment at this time make us cautiously optimistic that we are on a path that many would have considered a best-case scenario at the outset of this pandemic.”

Second Quarter Operating Results

Revenue for the 2020 second quarter totaled $185.5 million, versus $217.4 million in the second quarter 2019, and operating income for the quarter totaled $12.5 million compared to $37.8 million in the prior year second quarter. The decrease in revenue and operating income was primarily due to the impacts of COVID-19, including $32.4 million in rent abatements, early lease terminations, lost revenue from summer camps and conferences, increased uncollectible accounts and waived fee income, partially offset by a decrease in owned properties operating expenses of $5.0 million. Net loss for the 2020 second quarter totaled $13.3 million, or $0.10 per fully diluted share, compared with net income of $10.4 million, or $0.07 per fully diluted share for the same quarter in 2019.

FFO for the 2020 second quarter totaled $50.3 million, or $0.36 per fully diluted share, as compared to $76.2 million, or $0.55 per fully diluted share for the same quarter in 2019. FFOM for the 2020 second quarter was $50.9 million, or $0.37 per fully diluted share as compared to $77.4 million, or $0.56 per fully diluted share for the same quarter in 2019. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store properties was $87.3 million in the quarter, a decrease of 20.9 percent from $110.4 million in the 2019 second quarter. Same store property revenues decreased by 14.2 percent and same store property operating expenses decreased by 5.7 percent versus the prior year quarter. NOI for the total owned portfolio decreased 18.9 percent to $91.7 million for the quarter from $113.1 million in the comparable period of 2019. A reconciliation of same store NOI to total NOI is provided in Table 4.
Academic Year 2020-2021 Preleasing Update
As previously communicated, it is not the company’s policy to provide interim preleasing updates; however, with the current circumstances surrounding COVID-19, the company believes it is important to continue providing periodic updates. As of July 17, 2020, the company’s same store owned portfolio was 90.1 percent preleased for Academic Year 2020-2021 as compared to 93.5 percent preleased for the same date prior year.

“With a range of 5 to 11 weeks left in the leasing season, we are pleased to be over 90 percent preleased at our same store properties,” said Jennifer Beese, American Campus Communities COO. “It is worth noting that at our four same store properties at universities that have announced primarily online classes, we are 90 percent pre-leased, with requests for re-let or cancellation representing a potential vacancy loss of only 5% at this time. This demonstrates the students’ strong desire to be in the college environment with their peers, regardless of the curriculum delivery method. As we have seen leasing activity exceeding prior year levels over the last several weeks, we hope to further benefit from a supply reduction of over 55,000 on-campus beds in the markets we serve as a result of university plans to de-densify and hold quarantine beds offline.”

Portfolio Update

Developments

During the quarter, the company completed the $61.6 million first phase of the Disney College Program development on schedule and within budget. Due to Walt Disney World® Resort being closed when construction was completed and the COVID-19 related temporary suspension of the Disney College Program, the phase was not occupied as originally scheduled. Walt Disney World® Resort continues to take a measured and phased approach to opening and is currently reviewing the timing for resuming the Disney College Program and the related occupancy of the company’s project. The company continues construction on phases two through ten of the Disney College Program development. These core Class A assets are located on the campus of Walt Disney World® Resort and are expected to be completed as originally anticipated through 2023. Collectively, the Disney College Program development totals $614.6 million and the company still expects to meet its original targeted stabilized development yield of 6.8 percent in 2023.

Development projects on the University of Southern California Health Sciences and San Francisco State University campuses, totaling $171.2 million, are scheduled for delivery in August 2020 and remain on time and within budget. Due to university policies related to COVID-19, the company anticipates initial occupancy levels for these new developments to be below those initially anticipated but expects to meet the targeted stabilized development yields of 6.25 percent for Academic Year 2021-2022.
Capital Markets and Balance Sheet Liquidity
As previously announced, in June, the company issued $400.0 million of 10-year unsecured notes at a coupon rate of 3.875 percent and a yield of 3.974 percent. The company used the proceeds to repay borrowings under its revolving credit facility.
As of June 30, 2020, the company exhibited a healthy balance sheet with ample liquidity including approximately $31.0 million in cash and $813.5 million available on its unsecured revolving credit facility. The company has no remaining debt maturities in 2020 and approximately $150 million in planned development expenditures for the remainder of the year.
At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM during the quarter.
COVID-19 Update
As detailed on the company’s first quarter earnings call, eight principle objectives were adopted as guidelines to follow during the pandemic:

1.
Strive to maintain a healthy and academically oriented environment for the company’s residents by adopting and implementing all CDC guidelines with regard to cleaning, sanitization, and social distancing as the company continues to deliver essential services, and ensure that the company’s state of the art broadband service continues to be reliable to facilitate the delivery of online education as universities move to that medium to deliver classroom lectures.

2.	Be compassionate and provide financial assistance and support to residents and their families who suffer a diminishment of income as a result of the COVID-19 crisis.

3.
Strive to ensure that all American Campus Communities team members have a safe, healthy and productive work environment as they continue to deliver services to the company’s residents and university partners and as they continue to construct and deliver the company’s development projects.

4.
Work with the company’s P3 university partners to understand their individual unique challenges with regard to COVID-19 and assist them in implementing their plans and accomplishing their objectives. Anyone can be a good partner when things are going well - our goal is to demonstrate that we are a good partner in times of crisis such as this.

5.
Attempt to limit all negative financial and operational impacts to the period directly associated with this crisis and work to prevent negative financial impacts from carrying forward into the company’s stabilized business model or from negatively impacting long term valuations for the company’s portfolio and sector.

6.
Adapt the company’s marketing and leasing strategies to successfully complete the fall lease-up and work collaboratively with all the universities the company serves in an attempt to return to a state of normalcy, stability and “business as usual” for the 2020-2021 academic year.

7.	Ensure the necessary balance sheet liquidity to withstand the duration of the crisis.

8.
Reflect on the challenges faced during this black swan event and take note of the lessons learned, in an effort to be better prepared for a future pandemic, to improve the company’s future products, services and operational policies, as well as to advance and refine the company’s investment and capital allocation strategies, transaction structures and underwriting standards.

As previously reported, in collaboration with its university partners, the company agreed to refund a portion of students’ rent at certain on-campus ACE properties that primarily had lease terms which ended in May. The company refunded rent of approximately $15.1 million during the second quarter and anticipates approximately $1.5 to $2.5 million in rent refunds in the third quarter of 2020.

With regard to the company’s off-campus properties and on-campus 12-month ACE apartment communities, an average of approximately 93.7 percent of residents made their rent payments during the quarter, representing a total rent delinquency of approximately $10.4 million. For July rent payments (the final payment for the substantial majority of Academic Year 2019-2020 leases), through July 20 the company estimates that approximately 89.2 percent of residents have made their July rent payments, which represents rent delinquency of approximately $5.7 million. This compares to 91.2 percent of residents who had made their June payment as of the same date prior month.

As previously announced, the company has formed a Resident Hardship Program to provide relief on a case-by-case basis to those residents and families who have endured financial hardship due to the COVID-19 pandemic. For the months of April through June, of the total $10.4 million in delinquent rent noted above, the company has granted approximately $8.6 million in rent relief to approximately 6,500 qualified residents.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss second quarter results and the 2020 outlook on Tuesday, July 21, 2020 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 5442836, or 412-317-6061 for international participants.
To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until August 4, 2020 by dialing 877-344-7529 or 412-317-0088 conference number 10145060. Additionally, the replay will be available for one year at www.americancampus.com.

Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of June 30, 2020, American Campus Communities owned 166 student housing properties containing approximately 111,900 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 201 properties with approximately 138,000 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward looking-statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact, and those discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our preleasing activity or expected full year 2020 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,659,939	$6,694,715
On-campus participating properties, net	72,273	75,188
Investments in real estate, net	6,732,212	6,769,903

Cash and cash equivalents	31,011	54,650
Restricted cash	29,959	26,698
Student contracts receivable, net	9,194	13,470
Operating lease right of use assets [1]	459,110	460,857
Other assets [1]	253,024	234,176

Total assets	$7,514,510	$7,559,754

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt, net	$747,086	$787,426
Unsecured notes, net	2,373,767	1,985,603
Unsecured term loans, net	199,297	199,121
Unsecured revolving credit facility	186,500	425,700
Accounts payable and accrued expenses	72,335	88,411
Operating lease liabilities [2]	482,492	473,070
Other liabilities [2]	161,091	157,368
Total liabilities	4,222,568	4,116,699

Redeemable noncontrolling interests	20,912	104,381

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,375	1,373
Additional paid in capital	4,469,251	4,458,456
Common stock held in rabbi trust	(3,951)	(3,486)
Accumulated earnings and dividends	(1,207,645)	(1,144,721)
Accumulated other comprehensive loss	(26,465)	(16,946)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,232,565	3,294,676
Noncontrolling interests – partially owned properties	38,465	43,998
Total equity	3,271,030	3,338,674

Total liabilities and equity	$7,514,510	$7,559,754

1.
For purposes of calculating net asset value ("NAV") at June 30, 2020, the company excludes other assets of approximately $3.5 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases, as well as operating lease right of use assets disclosed above.

2.
For purposes of calculating NAV at June 30, 2020, the company excludes other liabilities of approximately $41.8 million related to deferred revenue and fee income, as well as operating lease liabilities disclosed above.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues
Owned properties [1]	$177,186	$203,156	$409,277	$427,575
On-campus participating properties	4,101	6,396	14,810	17,844
Third-party development services	1,290	3,607	3,345	6,778
Third-party management services	2,668	3,465	6,497	5,776
Resident services	302	747	1,022	1,529
Total revenues	185,547	217,371	434,951	459,502

Operating expenses (income)
Owned properties	85,749	90,763	178,223	182,932
On-campus participating properties	3,208	3,806	6,574	7,763
Third-party development and management services	4,977	4,513	11,184	8,699
General and administrative [2]	9,767	8,115	19,925	15,430
Depreciation and amortization	66,441	68,815	132,610	137,570
Ground/facility leases	2,893	3,236	6,962	6,785
Loss (gain) from disposition of real estate	—	282	(48,525)	282
Provision for impairment	—	—	—	3,201
Total operating expenses	173,035	179,530	306,953	362,662

Operating income	12,512	37,841	127,998	96,840

Nonoperating income (expenses)
Interest income	870	969	1,721	1,895
Interest expense	(27,168)	(27,068)	(54,951)	(54,129)
Amortization of deferred financing costs	(1,255)	(1,218)	(2,542)	(2,350)
Loss from early extinguishment of debt [3]	—	—	(4,827)	—
Total nonoperating expenses	(27,553)	(27,317)	(60,599)	(54,584)

(Loss) income before income taxes	(15,041)	10,524	67,399	42,256
Income tax provision	(381)	(314)	(760)	(678)
Net (loss) income	(15,422)	10,210	66,639	41,578
Net loss (income) attributable to noncontrolling interests	2,078	176	872	(1,552)
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(13,344)	$10,386	$67,511	$40,026
Other comprehensive income (loss)
Change in fair value of interest rate swaps and other	282	(8,593)	(9,519)	(14,387)
Comprehensive (loss) income	$(13,062)	$1,793	$57,992	$25,639

Net (loss) income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic and diluted	$(0.10)	$0.07	$0.48	$0.28

Weighted-average common shares outstanding

Basic	137,613,560	137,268,696	137,545,365	137,185,576

Diluted	137,613,560	138,243,388	138,652,106	138,198,134

1.	Refer to Table 4 for more detail regarding the impact of the COVID-19 pandemic on revenues for our same store portfolio.

2.	General and administrative expenses for the three months ended March 31, 2020 include $1.1 million related to the settlement of a litigation matter.

3.	Represents loss associated with the January 2020 redemption of the Company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations (“FFO”)
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(13,344)	$10,386	$67,511	$40,026
Noncontrolling interests' share of net (loss) income	(2,078)	(176)	(872)	1,552

Joint Venture ("JV") partners' share of FFO
JV partners' share of net loss (income)	2,046	230	1,130	(1,338)
JV partners' share of depreciation and amortization	(1,927)	(2,186)	(3,892)	(4,343)
	119	(1,956)	(2,762)	(5,681)

Loss (gain) from disposition of real estate	—	282	(48,525)	282
Elimination of provision for real estate impairment	—	—	—	3,201
Total depreciation and amortization	66,441	68,815	132,610	137,570
Corporate depreciation [1]	(885)	(1,171)	(1,774)	(2,393)
FFO attributable to common stockholders and OP unitholders	50,253	76,180	146,188	174,557

Elimination of operations of on-campus participating properties ("OCPPs")
Net loss (income) from OCPPs	2,206	1,130	(1,500)	(2,562)
Amortization of investment in OCPPs	(2,045)	(2,016)	(4,082)	(4,045)
	50,414	75,294	140,606	167,950
Modifications to reflect operational performance of OCPPs
Our share of net cashflow [2]	254	828	1,114	1,710
Management fees and other	244	408	827	1,228
Contribution from OCPPs	498	1,236	1,941	2,938

Elimination of loss from early extinguishment of debt [3]	—	—	4,827	—
Elimination of litigation settlement expense [4]	—	—	1,100	—
Elimination of FFO from property in receivership [5]	—	839	—	1,808
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$50,912	$77,369	$148,474	$172,696

FFO per share - diluted	$0.36	$0.55	$1.05	$1.26

FFOM per share - diluted	$0.37	$0.56	$1.07	$1.24

Weighted-average common shares outstanding - diluted	139,220,414	138,873,418	139,155,823	138,842,644

1.	Represents depreciation on corporate assets not added back for purposes of calculating FFO.

2.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2). The decrease as compared to prior year is a result of the universities' decisions to provide rent abatements to tenants related to COVID-19.

3.	Represents loss associated with the January 2020 redemption of the company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.

4.	Represents the settlement of a litigation matter that is included in general and administrative expenses in the accompanying consolidated statements of comprehensive income.

5.	Represents FFO for an owned property that was transferred to the lender in July 2019 in settlement of the property's mortgage loan.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations1
(unaudited, dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Owned properties revenues
Same store properties [2]	$169,366	$197,400	$(28,034)	(14.2%)	$389,133	$415,631	$(26,498)	(6.4%)
New properties	8,122	222	7,900		18,465	443	18,022
Sold and held for sale properties [3]	—	6,281	(6,281)		2,701	13,030	(10,329)
Total revenues [4]	$177,488	$203,903	$(26,415)	(13.0%)	$410,299	$429,104	$(18,805)	(4.4%)
Owned properties operating expenses
Same store properties	$82,112	$87,043	$(4,931)	(5.7%)	$170,225	$175,163	$(4,938)	(2.8%)
New properties	3,589	659	2,930		6,880	1,184	5,696
Other [5]	48	26	22		101	135	(34)
Sold and held for sale properties 3 6	—	3,035	(3,035)		1,017	6,450	(5,433)
Total operating expenses	$85,749	$90,763	$(5,014)	(5.5%)	$178,223	$182,932	$(4,709)	(2.6%)
Owned properties net operating income
Same store properties	$87,254	$110,357	$(23,103)	(20.9%)	$218,908	$240,468	$(21,560)	(9.0%)
New properties	4,533	(437)	4,970		11,585	(741)	12,326
Other [5]	(48)	(26)	(22)		(101)	(135)	34
Sold and held for sale properties 3 6	—	3,246	(3,246)		1,684	6,580	(4,896)
Total net operating income	$91,739	$113,140	$(21,401)	(18.9%)	$232,076	$246,172	$(14,096)	(5.7%)

1.
The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2020 and 2019, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of June 30, 2020. Includes the full operating results of properties owned through joint ventures in which the company has a controlling financial interest and which are consolidated for financial reporting purposes.

2.	The most significant impacts to our second quarter same store property revenues resulting from COVID-19 are as follows:

–	Approximately $15.1 million in rent refunds and/or early lease terminations was provided to tenants at our on-campus ACE properties and certain off-campus residence halls;

–	Approximately $8.3 million in rent was forgiven as part of our Resident Hardship Program for residents and families at our same store properties who experienced financial hardship due to COVID-19;

–
Approximately $7.2 million of the decrease as compared to the prior year was a result of lost summer camp and conference revenue, waived fees, an increase in the provision for uncollectible accounts resulting from rent delinquencies, and other items.

3.	Includes properties sold in 2019 and 2020 and one property that was transferred to the lender in July 2019 in settlement of the property's mortgage loan.

4.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

5.
Includes recurring professional fees related to the operation of the ACC / Allianz joint venture that are included in owned properties operating expenses in the consolidated statements of comprehensive income (refer to Table 2).

6.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000